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Exhibit 99.1

Press Release

UGC REPORTS FIRST QUARTER 2004 RESULTS

Denver, Colorado—May 10, 2004: UnitedGlobalCom, Inc. ("UGC")(1) (NASDAQ: UCOMA), today announces operating and financial results for the first quarter ended March 31, 2004. Highlights for the first quarter compared to the same period in the prior year include:

(1)
Including the "Company", "we, "us", "our", and similar terms.

•
Revenue increase of 26% to $547 million

•
Operating Cash Flow(2) increase of 67% to $204 million

(2)
Previously disclosed as Adjusted EBITDA. Please see pages 4 and 5 of this press release for a full explanation of Operating Cash Flow, more detail on Operating Cash Flow by company, and a reconciliation of Operating Cash Flow to Net Income (Loss).

•
Operating Cash Flow margin of 37% compared to 28%

•
Net loss of $(150) million compared to net income of $17 million

•
Net RGU increase of 92,300, a 90% increase compared to first quarter 2003 RGU growth

•
Free Cash Flow(3) increase of 111% to $36 million

(3)
Please see page 5 of this press release for an explanation of Free Cash Flow.

Executive Summary

We are pleased to announce results for the quarter ended March 31, 2004. Revenue increased 26% to $547 million compared to the same period last year and Operating Cash Flow reached a new high of $204 million in the first quarter, a year-over-year increase of 67%. Net loss was $(150) million for the first quarter ended 2004 compared to net income of $17 million for the same period last year, primarily as a result of less favorable foreign currency exchange movements on fewer U.S. dollar denominated debt securities.

Subscriber growth was robust in the first quarter 2004 as we added 92,300 net new RGUs, including 60,600 Internet subscribers. This represents a 90% increase from our net gain during last year's first quarter. In Europe, Internet subscribers during the period increased by 50,800 or 22% sequentially from the seasonally strong fourth quarter. At March 31, 2004, total RGUs exceeded 9.2 million.

Mike Fries, President and Chief Executive Officer of UGC said, "This was a strong first quarter for us financially, operationally and strategically. We made good progress on our key priority of driving top-line growth. Revenue increased 26% year-on-year, and while the majority of this increase was attributable to the strong euro, we demonstrated good organic growth at the operating company level. Our rate increase initiatives in the Netherlands are moving in the right direction and customer growth was ahead of budget in nearly every country and product. In particular, Internet subscriber growth accelerated from the seasonally strong fourth quarter as a result of our aggressive tiering and pricing campaigns. While the European high-speed Internet market remains very competitive, we continue to see higher than expected demand as dial-up customers convert to broadband."

"We are also making good progress on launching new services across all of our core product groups. Earlier this year we expanded our digital TV reach in France with a head end-in-the-sky (or HITS) service, which has significantly outperformed our sales expectations. We are live with our VOIP trial in the Netherlands and have moved up our commercial launch dates to later summer. And our recent bundling initiatives continue to drive RGUs and ARPU per customer. As of March 31, our ARPU per customer in Europe ranged from a high of more than €35.00 per month in Austria to an average of €16.78 across the entire platform."

"Operating Cash Flow reached a record $204 million for the quarter which, despite a slightly stronger Euro than forecasted, puts us well on track to meet our year-end guidance of $800 million. We continue to benefit from organizational, operating and network efficiencies, all of which helped to push our Operating Cash Flow margins to 37%, up from 28% one year ago."

"To help fund these initiatives and accelerate our broader goal of prudently expanding our footprint in Europe, we recently completed the issuance of a €500 million convertible bond with a coupon of 1.75% and an effective conversion price at the issue date of $12.00 per share. Together with the $1.0 billion of rights offering proceeds received in February, we now have cash and equivalents of more than $1.9 billion and a net debt to annualized operating cash flow ratio of 3.1x. As previously announced, we propose to use a portion of this cash to facilitate a partial refinancing of our bank debt in Europe which will, among other benefits, reduce our borrowing costs and improve our free cash flow."

Recent Events

Update On Dutch Analog Video Rate Increase:    Recently we announced that we would increase rates for analog video customers in The Netherlands towards a standard rate, effective January 1, 2004. As previously reported, we have been enjoined from, or have voluntarily waived, implementing these rate increases in certain cities within The Netherlands. Thus far, we have reached agreement with several municipalities including the municipality of Amsterdam, allowing us to increase our standard cable tariffs from €11.36 to €15.20 throughout the course of the year. We are currently negotiating with other municipalities and expect a satisfactory resolution.

UGC Completes €500 million Convertible Debt Offering:    On April 6, 2004, we successfully completed the sale of €500 million aggregate principal amount of 1 3/4% Convertible Senior Notes due April 15, 2024 (the "Notes"), for gross proceeds of €500 million. The Notes are convertible into shares of UGC's Class A common stock at an initial conversion price of €9.7561 per share, which was equivalent to a conversion price of $12.00 per share on the date of issue.

European Bank Facility Refinancing:    On April 19, 2004, we announced that we are in discussions with our lenders about refinancing a portion of the outstanding amount under the UPC Distribution Bank Facility. We have proposed to use up to €450 million of our cash on hand to facilitate a refinancing that would, among other things, reduce interest rates on the indebtedness under the facility and provide us with additional flexibility to finance a portion of the Noos acquisition and other potential acquisitions with debt.

First Quarter 2004 Results

Our significant and consolidated operating subsidiaries in Europe include UPC Broadband—our cable television and broadband division with operations in 11 countries, and chellomedia—our media and programming division, which also includes our CLEC, Priority Telecom. In Latin America, our primary operation is VTR GlobalCom (VTR), our cable television and broadband provider in Chile. Please refer to the Financial Highlights and Consolidated Financial Statements section at the end of this press release for additional segment information.

Revenue

Revenue for the three months ended March 31, 2004 was $547 million, an increase of 26% or $111 million compared to the same period in the prior year. Approximately 74% of the full year sales increase was due to foreign exchange rate fluctuations (primarily the appreciation of the Euro vs. the US$). Excluding the impact of foreign exchange rates, organic year-over-year revenue growth was 6.7% for the first quarter of 2004 driven primarily by higher average monthly revenue per subscriber (ARPU) and RGU growth. This is below our long-term growth target of 10% organic revenue growth due to several factors. First, and most important, UPC Broadband revenue growth was reduced by 2.4% due to the negative impact of foreign currency movements, particularly the depreciation of Eastern European currencies against the euro. Other reasons for the shortfall include the lack of RGU growth during the first 9 months of 2003 and the corresponding impact of annualizing those customer additions, the delayed analog video rate increase in The Netherlands, a sequential decline in our Chilean broadband revenue due to seasonality, and a 10% sales decline at our CLEC, Priority Telecom.

ARPU per RGU for the three months ended March 31, 2004 was $18.66 an increase of 22% compared to the prior year. A significant portion of the ARPU increase was due to foreign exchange rate fluctuations (primarily the appreciation of the Euro vs. the US$). Our overall European ARPU per RGU increased 4% to €14.23 from last year's first quarter, while ARPU per customer relationship was €16.78 at March 31, 2004. Excluding the impact of foreign exchange rates, the ARPU increase was driven by higher rates for analog video service, offset by declining ARPUs for our Internet and telephone services.

Operating Cash Flow

Operating Cash Flow for the three months ended March 31, 2004 was $204 million, an increase of 67% compared to the same period in the prior year. Excluding the impact of foreign exchange rate fluctuations, our organic Operating Cash Flow growth was 42% for the period. In addition, we continue to benefit from organizational, operating, and network efficiencies, as our consolidated Operating Cash Flow margin improved to 37% for first quarter 2004 compared to 28% for the same period last year. On a functional currency basis, European operating expenses decreased 6.7% for the three months ended March 31, 2004 compared to the same period in the prior year. The decrease in operating expense resulted from continued improvement in operational cost control, more effective procurement of support services and lower customer care and billing and collection charges, particularly in The Netherlands. In addition, European selling, general and administrative (SG&A) expense decreased 10% for the three months ended March 31, 2004 compared to the same period in the prior year. The decrease SG&A expense reflects continued improvement in cost control, reduced infrastructure cost, a reduction in outsourced support and translation effects, offset by an increase in marketing expenditures.

Net Income (Loss)

Net loss was $(150) million for the three months ended March 31, 2004, which compares with net income of $17 million for the same period in 2003. The larger loss in first quarter 2004 is primarily due to a $(22) million foreign currency exchange loss in the period compared to a gain of $151 million in last year's first quarter as a result of less favorable foreign currency exchange movements on few U.S. dollar denominated securities.

Free Cash Flow and Capital Expenditures

We remain focused on improving the underlying cash flow generation of our business. Free Cash Flow for the three months ended March 31, 2004 was $36 million, a 111% improvement compared to the same period last year. The increase was driven by a 56% improvement in cash flow from operating activities, offset by a 39% increase in capital expenditures.

Capital expenditures increased to $80 million for the three months ended March 31, 2004, compared to $58 million for same period last year. The primary reason for the increase was higher spending on customer premise equipment (CPE) due to the significant increase in RGU growth in the first quarter 2004 compared to the same period last year.

Operating Statistics

As of March 31, 2004, total RGUs were 9,274,100, an increase of 4.0%, or 359,800 compared to the prior year. Since December 31, 2003, we added 92,300 net new RGUs, of which 60,600 were Internet subscribers. Our net gain in the first quarter 2004 represents an increase of 90% from our net gain in the same period last year. Due to the seasonality of our business, we believe that our first quarter net gain in RGUs puts us on track to meet our guidance of 500,000 net new RGUs in 2004.

In Europe we added 50,800 new Internet subscribers during the quarter, a 22% sequential improvement from the 41,700 additions in the seasonally strong fourth quarter as a result of our tiering strategy. We now offer tiered services across all of our European markets where we offer the Internet product. Offsetting the higher than expected customer additions, most of our new Internet customers are taking lower-priced, lower-speed tiers of service which, in turn, is causing ARPUs to decline. Currently, our blended average ARPU for Internet across all countries in Europe is approximately €36.50 ($43.00).

About UnitedGlobalCom

UGC is the leading international broadband communications provider of video, voice, and Internet services with operations in 14 countries. Based on UGC's operating statistics at March 31, 2004, the Company's networks reached approximately 12.8 million homes and had over 9.2 million RGUs, including approximately 7.5 million video subscribers, 742,000 telephone subscribers and 984,300 Internet access subscribers.

Forward Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements, including guidance given for 2004. The Company's plans with respect to refinancing the senior bank facility and the intended effects of such refinancing, if any, such as a reduction of interest rates, elimination or loosening of covenants and potential acquisitions are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include, obtaining regulatory approval for the previously announced Noos Transaction, our ability to successfully integrate the French systems, continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Please visit www.unitedglobal.com for further information or contact:

Richard S.L. Abbott	Bert Holtkamp
Investor Relations—Denver	Corporate Communications—Europe
(303) 220-6682	+ 31 (0) 20 778 9447
Email: ir@unitedglobal.com	communications@ugceurope.com

Financial Highlights:

Revenue

The table below highlights Revenue by segment:

	3 months Q1 2004	3 months Q1 2003	Year/Year Change	3 months Q4 2003	Sequential Change
	(thousands)
UPC Broadband	$441,447	$356,102	24%	$411,867	7%
Chellomedia	59,707	50,840	17%	57,741	3%
VTR	71,683	49,087	46%	68,168	5%
Other(1)	(25,495)	(19,987)	28%	(21,912)	16%

UGC Consolidated	$547,342	$436,042	26%	$515,864	6%

1.
Includes primarily intercompany eliminations and other Latin America Broadband.

The following is provided for informational purposes to highlight revenues in the functional currency of UGC Europe (Euros) and VTR (Chilean Pesos), as follows:

	3 months Q1 2004	3 months Q1 2003	Year/Year Change	3 months Q4 2003	Sequential Change
	(thousands, except for VTR)
UPC Broadband	€352,733	€331,994	6%	€346,323	2%
Chellomedia	47,708	47,398	1%	48,514	-2%
Other(1)	(21,997)	(20,292)	8%	(20,048)	10%

UGC Europe—Total	€378,444	€359,100	5%	€374,789	1%

VTR (millions)	CP42,103	CP36,168	16%	CP42,547	-1%

1.
Includes primarily intercompany eliminations.

Operating Cash Flow

The table below highlights Operating Cash Flow ("OCF") by segment:

	3 months Q1 2004	3 months Q1 2003	Year/Year Change	3 months Q4 2003	Sequential Change
	(thousands)
UPC Broadband	$186,108	$122,620	52%	$163,656	14%
chellomedia	11,532	5,252	120%	9,830	17%
VTR	25,030	12,459	101%	22,067	13%
Other(1)	(18,386)	(18,260)	1%	(9,539)	93%

UGC Consolidated OCF	$204,284	$122,071	67%	$186,014	10%

OCF Margin (% of revenues)	37%	28%	33%	36%	4%

1.
Includes primarily intercompany eliminations and other Latin America Broadband.

The following is provided for informational purposes to highlight Operating Cash Flow in the functional currency of UGC Europe (Euros) and VTR (Chilean Pesos), as follows:

	3 months Q1 2004	3 months Q1 2003	Year/Year Change	3 months Q4 2003	Sequential Change
	(thousands, except for VTR)
UPC Broadband	€148,687	€114,314	30%	€137,268	8%
Chellomedia	9,212	4,896	88%	8,223	12%
Other(1)	(11,699)	(12,722)	-8%	(5,065)	131%

UGC Europe—Total OCF	€146,200	€106,488	37%	€140,426	4%

OCF Margin (% of revenues)	38.6%	29.7%		37.5%

VTR (in millions)	CP14,683	CP9,182	60%	CP13,815	6%

OCF Margin (% of revenues)	34.9%	25.4%		32.5%

1.
Includes primarily intercompany eliminations.

Use of Operating Cash Flow

Operating Cash Flow is the primary measure used by our chief operating decision makers to evaluate segment-operating performance and to decide how to allocate resources to segments. We previously referred to this measure as Adjusted EBITDA. As we use the term, Operating Cash Flow is defined as revenue less operating, selling, general and administrative expense (excluding depreciation and amortization, impairment of long-lived assets, restructuring charges and other and stock-based compensation). We believe Operating Cash Flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe Operating Cash Flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within Operating Cash Flow distorts their ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of Operating Cash Flow is important because analysts and investors use it to compare our performance to other companies in our industry. We reconcile the total of the reportable segments' Operating Cash Flow to our consolidated net income as presented in the accompanying condensed consolidated statements of operations, because we believe consolidated net income is the most directly comparable financial measure to total segment operating performance. Investors should view Operating Cash Flow as a supplement to, and not a substitute for, operating income, net income, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.

Operating Cash Flow Reconciliation

The table below highlights the reconciliation of Operating Cash Flow to Net income (loss):

	3 months Q1 2004	3 months Q1 2003	3 months Q4 2003
	(thousands)
Total Segment Operating Cash Flow	$204,284	$122,071	$186,014
Depreciation and amortization	(217,694)	(194,718)	(210,456)
Impairment of long-lived assets	(512)	—	(403,667)
Restructuring charges and other	(3,902)	—	(28,097)
Stock-based compensation	(61,852)	(6,111)	(9,377)

Operating income (loss)	(79,676)	(78,758)	(465,583)
Interest expense, net	(68,405)	(89,586)	(60,868)
Foreign currency exchange gain (loss), net	(21,852)	150,960	(16,270)
Gain on extinguishment of debt	31,916	74,401	0
Other expense, net	(4,304)	(2,894)	(1,616)

Income (loss) before income taxes and other items	(142,321)	54,123	(544,337)
Other, net	(7,344)	(37,184)	163,643

Net income (loss)	$(149,665)	$16,939	$(380,694)

Free Cash Flow Definition and Reconciliation

Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash flows from operating activities less capital expenditures. We believe our presentation of free cash flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity.

The table below highlights the reconciliation of net cash flows from operating activities and Free Cash Flow:

	3 months Q1 2004	3 months Q1 2003	Year/Year Change	3 months Q4 2003	Sequential Change
	(thousands)
Net cash flows from operating activities	$115,771	$74,427	56%	$118,651	-2%
Capital expenditures	(80,210)	(57,598)	39%	(105,426)	-24%

Free cash flow	$35,561	$16,829	111%	$13,225	169%

Capital Expenditures Update

The table below highlights our capital expenditures per NCTA cable industry guidelines:

	3 months Q1 2004	3 months Q1 2003	Year/Year Change	3 months Q4 2003	Sequential Change
	(thousands)
Customer Premises Equipment	$28,182	$20,349	38%	$21,112	33%
Commercial	—	—	—	—	—
Scaleable Infrastructure	11,989	10,329	16%	18,634	-36%
Line Extensions	11,797	10,578	12%	15,638	-25%
Upgrade/Rebuild	5,386	3,122	73%	12,923	-58%
Support Capital	17,221	12,578	37%	20,137	-14%
Intangibles & Other	5,635	641	779%	16,982	-67%

Total Capital Expenditures	$80,210	$57,597	39%	$105,426	-24%

Consolidated Operating Statistics

The table below shows operating statistics for UGC on a consolidated basis:

	As of Mar-04	As of Mar-03	Year/Year Change	As of Dec-03	Sequential Change
Homes Passed	12,750,500	12,519,900	230,600	12,693,500	57,000
Two-Way Homes Passed	7,639,400	6,992,000	647,400	7,536,000	103,400
Customer Relationships	7,633,900	n.a.	n.a.	7,633,200	n.a.
RGUs by product:
Internet	984,300	790,700	193,600	923,700	60,600
Telephone	742,000	695,600	46,400	733,000	9,000
DTH	204,500	157,500	47,000	197,300	7,200
Digital	168,100	137,000	31,100	145,700	22,400
Analog Cable	7,148,200	7,106,500	41,700	7,155,100	(6,900)

Total RGUs	9,247,100	8,887,300	359,800	9,154,800	92,300

RGUs by company:
UGC Europe	8,300,900	8,068,500	232,400	8,229,600	71,300
VTR	914,600	787,200	127,400	894,000	20,600
Other	31,600	31,600	—	31,200	400

Total RGUs	9,247,100	8,887,300	359,800	9,154,800	92,300

The table below highlights UGC's average revenue per RGU and Customer Relationship per month ("ARPU"):

	3 months Q1 2004	3 months Q1 2003	Year/Year Change	3 months Q4 2003	Sequential Change
ARPU per RGU(1)
UGC Consolidated	$18.66	$15.31	22%	$17.69	5%
UGC Europe:
Western Europe	€16.84	€16.26	4%	€16.85	0%
Eastern Europe	€9.59	€9.21	4%	€9.27	3%

Total	€14.23	€13.74	4%	€14.13	1%

VTR GlobalCom (Pesos)	CP15,520	CP15,505	0%	CP16,174	-4%

VTR GlobalCom (US$'s)	$26.42	$21.04	26%	$25.91	2%
ARPU per Customer Relationship(2)
UGC Consolidated	$22.50	n.a.	n.a.	n.a.	n.a.
UGC Europe:
Western Europe	€21.46	n.a.	n.a.	n.a.	n.a.
Eastern Europe	€10.00	n.a.	n.a.	n.a.	n.a.

Total	€16.78	n.a.	n.a.	n.a.	n.a.

VTR GlobalCom (Pesos)	CP23,499	n.a.	n.a.	n.a.	n.a.

VTR GlobalCom (US$'s)	$39.92	n.a.	n.a.	n.a.	n.a.

1.
ARPU per RGU calculations are calculated as follows: average monthly broadband revenue for the period as indicated, divided by the average of the opening and closing RGUs for the period.

2.
ARPU per Customer Relationship calculations are calculated as follows: average monthly broadband revenue for the period as indicated, divided by the average of the opening and closing Customer Relationships for the period.

New Basis of Accounting Effective January 1, 2004

On January 5, 2004, Liberty Media Corporation (together with its subsidiaries "Liberty") acquired approximately 8.2 million shares of Class B common stock from our founding stockholders in exchange for securities of Liberty and cash (the "Founders Transaction"). Upon completion of this transaction, the restriction on Liberty's right to exercise its voting power over us was terminated. Liberty now has the ability to elect our entire board of directors and otherwise to control us. Liberty acquired its cumulative interest in us over a period of several years in separate transactions. Liberty's largest acquisition of us occurred in January 2002 whereby its economic and voting interests increased from approximately 11% and 37%, respectively, to approximately 73% and 94%, respectively. Because of certain voting and standstill agreements entered into between Liberty and our founding stockholders in connection with this January 2002 transaction, Liberty was unable to control us and therefore accounted for its investment in us under the equity method of accounting. Upon completion of the Founders Transaction, our financial statements changed to reflect the push down of Liberty's basis and, as a result, we have a new basis of accounting effective January 1, 2004. Accordingly, for periods prior to January 1, 2004 the assets and liabilities of UnitedGlobalCom, Inc and the related consolidated financial statements are sometimes referred to herein as "UGC Pre-Founders Transaction" and for periods subsequent to January 1, 2004 the assets and liabilities of UnitedGlobalCom, Inc and the related consolidated financial statements are sometimes referred to herein as "UGC Post-Founders Transaction."

UnitedGlobalCom, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value and number of shares)
(Unaudited)

	UGC Post-Founders Transaction	UGC Pre-Founders Transaction
	March 31, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$1,275,785	$310,361
Restricted cash	18,169	25,052
Short-term liquid investments	19,621	2,134
Trade and other receivables, net	204,733	203,502
Related party receivables	1,379	1,730
Other current assets, net	89,797	79,542

Total current assets	1,609,484	622,321
Long-term assets
Property, plant and equipment, net	3,143,864	3,342,743
Goodwill	1,917,855	2,519,831
Intangible assets, net	413,808	252,236
Other assets, net	411,205	362,540

Total assets	$7,496,216	$7,099,671

Liabilities and Stockholders' Equity
Current liabilities
Not subject to compromise:
Accounts payable	$219,342	$224,092
Accounts payable, related party	209	1,448
Accrued liabilities	319,959	405,546
Subscriber prepayments and deposits	201,916	141,108
Notes payable, related party	—	102,728
Current portion of long-term debt	258,105	310,804
Other current liabilities	15,193	82,149

Total current liabilities not subject to compromise	1,014,724	1,267,875

Subject to compromise:
Current portion of long-term debt	24,627	317,372
Other liabilities	4,691	19,544

Total current liabilities subject to compromise	29,318	336,916

Long-term liabilities
Long-term debt	3,595,264	3,615,902
Deferred taxes	139,199	124,232
Other long-term liabilities	315,138	259,493

Total long-term liabilities	4,049,601	3,999,627

Minority interests in subsidiaries	22,124	22,761

Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, nil shares issued and outstanding
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 400,354,385 and 287,350,970 shares issued, respectively	4,004	2,873
Class B common stock, $0.01 par value, 1,000,000,000 shares authorized, 11,165,777 and 8,870,332 shares issued, respectively	112	89
Class C common stock, $0.01 par value, 400,000,000 shares authorized, 385,828,203 and 303,123,542 shares issued and outstanding, respectively	3,858	3,031
Additional paid-in capital	2,621,288	5,852,896
Treasury stock, at cost	(70,495)	(70,495)
Accumulated deficit	(149,665)	(3,372,737)
Accumulated other comprehensive income (loss)	(28,653)	(943,165)

Total stockholders' equity	2,380,449	1,472,492

Total liabilities and stockholders' equity	$7,496,216	$7,099,671

UnitedGlobalCom, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands, except per share data)
(Unaudited)

	UGC Post-Founders Transaction	UGC Pre-Founders Transaction
	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Statements of Operations
Revenue	$547,342	$436,042
Operating expense	(209,173)	(190,269)
Selling, general and administrative expense	(133,885)	(123,702)
Depreciation and amortization	(217,694)	(194,718)
Impairment of long-lived assets	(512)	—
Restructuring charges and other	(3,902)	—
Stock-based compensation	(61,852)	(6,111)

Operating income (loss)	(79,676)	(78,758)
Interest income	3,328	5,403
Interest expense	(71,733)	(94,989)
Foreign currency exchange (loss) gain, net	(21,852)	150,960
Gain on extinguishment of debt	31,916	74,401
Other expense, net	(4,304)	(2,894)

Income (loss) before income taxes and other items	(142,321)	54,123
Reorganization expense, net	(6,894)	(8,196)
Income tax benefit (expense), net	1,293	(26,752)
Minority interests in subsidiaries, net	470	463
Share in results of affiliates, net	(2,213)	(2,699)

Net income (loss)	$(149,665)	$16,939

Earnings per share:
Basic and diluted net income (loss) per share	$(0.21)	$1.37

Statements of Comprehensive Income
Net income (loss)	$(149,665)	$16,939
Other comprehensive income, net of tax:
Foreign currency translation adjustments	(48,091)	(222,970)
Change in fair value of derivative assets		6,558
Change in unrealized gain on available-for-sale securities	19,438	33

Comprehensive income (loss)	$(178,318)	$(199,440)

UnitedGlobalCom, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	UGC Post-Founders Transaction	UGC Pre-Founders Transaction
	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Cash Flows from Operating Activities
Net income (loss)	$(149,665)	$16,939
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Stock-based compensation	61,852	6,111
Depreciation and amortization	217,694	194,718
Impairment of long-lived assets, restructuring charges and other	4,414	—
Accretion of interest on senior notes and amortization of deferred financing costs	3,186	17,985
Unrealized foreign exchange (gains) losses, net	13,100	(145,402)
Loss on derivative securities	4,025	4,701
Gain on extinguishment of debt	(31,916)	(74,401)
Reorganization expenses, net	6,894	8,196
Deferred tax provision	(5,247)	26,752
Minority interests in subsidiaries, net	(470)	(463)
Share in results of affiliates, net	2,213	2,699
Change in assets and liabilities:
Change in receivables and other assets	(17,679)	(7,499)
Change in accounts payable, accrued liabilities and other	7,370	24,091

Net cash flows from operating activities	115,771	74,427

Cash Flows from Investing Activities
Purchase of short-term liquid investments	(17,487)	(957)
Proceeds from sale of short-term liquid investments	—	44,555
Restricted cash (deposited) released, net	6,105	(130,169)
Capital expenditures	(80,210)	(57,598)
Purchase of interest rate caps	(14,198)	(9,750)
Dividends received and other	4,775	736

Net cash flows from investing activities	(101,015)	(153,183)

Cash Flows from Financing Activities
Issuance of common stock	1,076,264	—
Proceeds from short-term and long-term borrowings	18,773	1,481
Repayments of short-term and long-term borrowings	(113,557)	(10,354)
Financing costs	(21,071)	—

Net cash flows from financing activities	960,409	(8,873)

Effect of Exchange Rates on Cash	(9,741)	4,817

Decrease in Cash and Cash Equivalents	965,424	(82,812)
Cash and Cash Equivalents, Beginning of Period	310,361	410,185

Cash and Cash Equivalents, End of Period	$1,275,785	$327,373

Supplemental Cash Flow Disclosures:
Cash paid for reorganization expenses	$6,894	$3,076

Cash paid for interest	$106,809	$71,895

Cash paid for income taxes	$1,756	$327

Non-cash Investing and Financing Activities:
Issuance of common stock for financial assets, settlement of liabilities and other	$36,574	$612,836

Summary of Operating Data as of March 31, 2004

						Video			Internet		Telephone
	Homes in Service Area(1)	Homes Passed(2)	Two-way Homes Passed(3)	Customer Relationships(4)(13)	Total RGUs(5)	Analog Cable Subscribers(6)	DTH Subscribers(7)	Digital Cable Subscribers(8)	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
Europe:
The Netherlands	2,634,600	2,606,100	2,405,500	2,311,200	2,866,700	2,307,600	—	53,500	2,405,500	345,500	1,607,800	160,100
Austria	1,081,400	925,300	922,000	566,800	896,300	496,500	—	26,600	922,000	218,900	901,500	154,300
France	2,656,600	1,393,100	701,400	500,100	576,500	467,500	—	22,200	701,400	28,000	701,400	58,800
Norway	529,000	485,100	226,700	339,000	436,200	339,000	—	33,100	226,700	40,400	143,600	23,700
Sweden	770,000	421,600	272,300	282,600	379,800	282,600	—	26,300	272,300	70,900	—	—
Belgium	530,000	154,600	154,600	145,000	160,300	132,400	—	—	154,600	27,900	—	—

Total Western Europe	8,201,600	5,985,800	4,682,500	4,144,700	5,315,800	4,025,600	—	161,700	4,682,500	731,600	3,354,300	396,900

Poland	1,876,000	1,876,000	407,200	989,500	1,021,100	987,400	—	—	407,200	33,700	—	—
Hungary	1,170,400	991,200	613,500	856,100	930,400	710,100	108,900	—	583,100	46,700	87,200	64,700
Czech Republic	913,000	722,800	289,600	382,600	400,700	296,200	77,800	—	289,600	26,700	—	—
Romania	659,600	458,400	2,600	337,700	337,700	337,700	—	—	—	—	—	—
Slovak Republic	517,800	400,900	86,300	292,700	295,200	279,400	12,600	—	82,000	3,200	—	—

Total Central and Eastern Europe	5,136,800	4,449,300	1,399,200	2,858,600	2,985,100	2,610,800	199,300	—	1,361,900	110,300	87,200	64,700

Total Europe	13,338,400	10,435,100	6,081,700	7,003,300	8,300,900	6,636,400	199,300	161,700	6,044,400	841,900	3,441,500	461,600

Latin America:
Chile	2,350,000	1,757,300	1,036,100	600,900	914,600	490,200	5,200	—	1,036,100	138,800	1,026,200	280,400
Brazil	746,300	491,300	491,300	15,800	16,400	9,200	—	6,400	491,300	800	—	—
Peru	202,800	66,800	30,300	13,900	15,200	12,400	—	—	30,300	2,800	—	—

Total Latin America	3,299,100	2,315,400	1,557,700	630,600	946,200	511,800	5,200	6,400	1,557,700	142,400	1,026,200	280,400

Grand Total	16,637,500	12,750,500	7,639,400	7,633,900	9,247,100	7,148,200	204,500	168,100	7,602,100	984,300	4,467,700	742,000

(1)
"Homes in Service Area" are homes in our franchise areas that can potentially be served, based on census data and other market information.

(2)
"Homes Passed" are homes that can be connected to our broadband network without further extending the distribution plant.

(3)
"Two-way Homes Passed" are homes passed by our network where customers can request and receive the installation of a two-way addressable set-top computer, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video, telephone and Internet services.

(4)
"Customer Relationships" are the number of customers who receive at least one level of service (video/telephone/Internet) without regard to which service(s) they subscribe.

(5)
"Revenue Generating Unit" is separately an Analog Cable Subscriber, DTH Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our analog cable service, digital cable service, telephone service and high-speed Internet access service, the customer would constitute four RGUs. "Total RGUs" is the sum of Analog, DTH, Digital Cable, Internet and Telephone Subscribers.

(6)
"Analog Cable Subscriber" is comprised of basic analog customers and lifeline customers that are counted on a per connection basis. Commercial contracts such as hotels and hospitals are counted on an equivalent bulk unit ("EBU") basis. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. Non-paying subscribers are counted as subscribers during their free promotional or service period. Some of these customers may choose to disconnect after their free service period.

(7)
"DTH Subscriber" is a home or commercial unit that receives our video programming broadcast directly to the home via geosynchronous satellites.

(8)
"Digital Cable Subscriber" is a home or commercial unit connected to our distribution network with one or more digital converter boxes that receives our digital video service. A Digital Cable Subscriber is also counted as an Analog Cable Subscriber.

(9)
"Internet Homes Serviceable" are homes that can be connected to our broadband network where customers can request and receive Internet access services.

(10)
"Internet Subscriber" is a home or commercial unit with one or more cable modems connected to our broadband network, where a customer has requested and is receiving high-speed Internet access services.

(11)
"Telephone Homes Serviceable" are homes that can be connected to our broadband network (or twisted pair network in Hungary), where customers can request and receive voice services.

(12)
"Telephone Subscriber" is a home or commercial unit connected to our broadband network (or twisted pair network in Hungary), where a customer has requested and is receiving voice services.

(13)
As of December 31, 2003, certain analog cable customers in The Netherlands that also received our Internet services were counted as two separate customer relationships, due to the nature of our billing arrangement (cable through the local utility company and Internet directly by UGC Europe). As of March 31, 2004, we count customers in this situation as one customer relationship. Had this methodology been applied to the December 31, 2003 data, the previously reported 2,403,000 customer relationships in The Netherlands would have been 2,316,900.

QuickLinks

UGC REPORTS FIRST QUARTER 2004 RESULTS
UnitedGlobalCom, Inc. Condensed Consolidated Balance Sheets (In thousands, except par value and number of shares) (Unaudited)
UnitedGlobalCom, Inc. Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (In thousands, except per share data) (Unaudited)
UnitedGlobalCom, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)
Summary of Operating Data as of March 31, 2004